Exhibit 99.1

February 20, 2013

ManTech Announces Financial Results for

Fourth Quarter and Fiscal Year 2012

•	Revenue: $621.8 million for fourth quarter, $2.58 billion for fiscal year

•	Operating Income: $37.7 million for fourth quarter, $171.0 million for fiscal year

•	Diluted EPS: $0.55 for fourth quarter, $2.57 for fiscal year

•	Bookings: $222 million for fourth quarter, $4.8 billion for fiscal year

•	Dividends: $0.21 per share authorized for March

FAIRFAX, Va.–(BUSINESS WIRE)– ManTech International Corporation (NASDAQ:MANT) (www.mantech.com), a leading provider of innovative technologies and solutions for mission-critical national security programs, today announced financial results for the fourth quarter and fiscal year 2012, which ended Dec. 31, 2012.

“In fiscal year 2012, ManTech demonstrated its market-leading position with a record $4.8 billion in bookings, producing record year-end levels of total and funded backlog,” said ManTech Chairman and Chief Executive Officer George J. Pedersen. “We also entered new markets of healthcare and commercial cyber that will drive our next phase of growth. Our intelligence and cyber business demonstrated strong growth. We experienced reduced demand for subcontractors and materials across portions of our defense business. Given the appropriations impasse, we preserved cash in 2012, leaving us well positioned for strategic actions in 2013. With our strong balance sheet and future cash flows, we expect to be more acquisitive this year as national priorities clarify and we continue to build out our recent investment areas.”

Summary Operating Results

Revenues for the quarter were $621.8 million, compared to $681.8 million in the fourth quarter of fiscal year 2011. Revenues for the year were $2.58 billion, compared to $2.87 billion in fiscal year 2011. Revenues in strategic investment areas, including intelligence, cyber security and healthcare, increased in the quarter and the year compared to the comparable period for 2011. Significant deliveries of cloud computing infrastructure systems that were expected in the fourth quarter were moved to the first quarter of 2013. Quarterly and annual revenues declined as a result of fewer other direct costs (ODCs) on the S-3 contract with the U.S. Army Communications and Electronics Command (CECOM). For the year, revenues on the contract were $610 million, compared to $928 million in fiscal year 2011.

Operating income was $37.7 million for the quarter and $171.0 million for the full year. Operating margin of 6.1 percent for the quarter reflected continued investment in new market areas as well as transition costs on the new Mine Resistant Ambush Protected (MRAP)

Contractor Logistics Sustainment and Support (CLSS) Services contract. Net income was $20.2 million for the quarter and $95.0 million for the full year. Diluted earnings per share were $0.55 for the quarter and $2.57 for the full year. Quarterly and annual profits were impacted by the migration of time-and-material contracts to cost-plus contracts and increased price competition on in-theater mission support.

Cash Management and Capital Deployment

The company used $62 million of net cash flow to fund operating activities in the quarter. For fiscal year 2012, cash flow from operations was $126 million or 1.3 times net income. Days sales outstanding (DSO) increased to 79 days, in part driven by the one-time set up of billing arrangements for the $2.85 billion CLSS contract.

During 2012, the company invested $63 million to acquire businesses that provide entry positions in the healthcare and commercial cyber markets. During the quarter the company paid $7.8 million, or $0.21 per share, to its common stockholders of record as of Dec. 7, 2012, for a total of $31 million, or $0.84 per share, for the year. As of Dec. 31, 2012, the company had $135 million in cash and cash equivalents, up from $114 million at the end of fiscal year 2011. The company has $200 million in debt with no borrowings on its $500 million revolving-credit facility.

After the close of the quarter, the company acquired ALTA Systems, Inc., a healthcare Information Technology (IT) and professional services company, for $10 million in cash. The acquisition will enable ManTech to deliver technology services through ALTA’s prime position on the Centers for Medicare and Medicaid Services (CMS) Enterprise Systems Development (ESD) contract, an Indefinite Delivery/Indefinite Quantity (ID/IQ) contract vehicle with a $4 billion ceiling and period of performance through May 2018. With the acquisitions of Evolvent and ALTA, ManTech is well positioned to help government programs and healthcare providers meet their responsibilities to provide efficient and comprehensive health care.

The Board of Directors has declared a cash dividend of $0.21 per share, which will be paid on March 22, 2013 to all common stockholders of record as of March 8, 2013. ManTech anticipates paying equivalent quarterly dividends near the end of each fiscal quarter. Based on the current number of outstanding shares, the anticipated total dividend for 2013 of $0.84 per share of common stock implies a payout of $31 million. The annual yield is approximately 3.2 percent based on the closing price on February 19, 2013. Future declarations of quarterly dividends and their record and payment dates are subject to the final determination of ManTech’s Board of Directors.

Contract Awards

Contract awards (bookings) totaled $222 million in the fourth quarter, representing a book-to-bill ratio of 0.4. For the year contract awards totaled a record $4.8 billion for a book-to-bill ratio of 1.9. Large awards contributing to the quarterly bookings include:

•

Defense Information Systems Agency (DISA) Global Systems Management Operations (GSM-O) Support. ManTech is a member of the Lockheed Martin team that was awarded the $4.6 billion DISA GSM-O contract, which provides programmatic, operations, and engineering services to support the lifecycle management of the Department of Defense’s global data network, the Global Information Grid (GIG). ManTech will lead GSM-O operations in Europe, the Middle East, and Southwest Asia, providing GIG operations, administration, and maintenance; net assurance operations; operations support for the Defense Message System backbone; and integrated operations support services, including a unified service desk, technology convergence, and process re-engineering.

•

U.S. Army Logistics Support Activity (LOGSA) IT Services. ManTech is a principal subcontractor to IBM on its contract to provide logistics IT services to the U.S. Army LOGSA. The team will provide LOGSA with a comprehensive computing infrastructure to facilitate cost effective management of a full range of IT support services, including a complex data center environment, software development, database management and analysis, application integration, network management, user support, training, and security.

•

Naval Air Systems Command Warfare Modeling, Simulation, and Analysis Support. Under a three-year, $72 million contract, ManTech will continue to support the Warfare Analysis and Integration Department of the Naval Air Systems Command. Under the contract ManTech will provide warfare analysis, modeling and simulation, software development, and analytic program support for naval and joint warfighting capability assessments. ManTech will also provide technical support services required to operate the Naval Aviation Enterprise Warfare Analysis Environment, which provides state-of-the-art modeling and simulation laboratories in which analyses are performed to simulate naval warfare at the engineering, engagement, mission, and campaign levels.

With the large volume of awards for the year, the company’s backlog of business at the end of year was a healthy $6.5 billion, of which a record $1.8 billion was funded. Compared to fiscal year 2011, total backlog increased 38 percent and funded backlog increased 34 percent.

Forward Guidance

ManTech enters fiscal year 2013 with record funded backlog and a strong pipeline of new opportunities. The company expects to achieve revenue, net income and diluted earnings per share as specified in the table below.

Measure	Fiscal 2013 Guidance
Revenue (million)	$2,600
Net Income (million)	$88
Diluted Earnings Per Share	$2.36

ManTech Chief Financial Officer Kevin M. Phillips said, “Customer uncertainty significantly impacted our results for the fourth quarter and full fiscal 2012. Under most scenarios, we expect top-line growth next year based on momentum on current programs. For example, we have already delivered systems in the first quarter on our AMBIANCE program that exceed the total revenue on the program in 2012, and we have added more than 500 employees on our CLSS program over the past four months. Our capital deployment program will continue to balance our acquisitions to reposition the business for long-term growth with our return of capital to long-term shareholders.”

Conference Call

ManTech executive management will hold a conference call on Feb. 20, 2013, at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts may participate on the conference call by dialing 877-440-7573 (domestic) or 253-237-1144 (international) and entering passcode 87087548. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the ManTech website (http://investor.mantech.com).

A replay of the conference call will be available by telephone approximately two hours after the conclusion of the call through Feb. 27, 2013, by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and entering passcode 87087548. In addition, a replay of the webcast will be available on the ManTech website approximately two hours after the conclusion of the conference call.

About ManTech International Corporation

ManTech is a leading provider of innovative technologies and solutions for mission-critical national security programs for the intelligence community; the Departments of Defense, State, Homeland Security, Energy and Justice, including the Federal Bureau of Investigation (FBI); the health and space communities; and other U.S. federal government customers. We provide support to critical national security programs for approximately 50 federal agencies through approximately 1,000 current contracts. ManTech’s expertise includes command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR) solutions and services; cyber security; global logistics support; information technology (IT) modernization and sustainment; intelligence/counter-intelligence solutions and support; systems engineering; test and evaluation; environmental, range and sustainability services; and healthcare analytics and IT. ManTech supports major national missions, such as military readiness and wellness, terrorist threat detection, information security and border protection. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” or “estimate,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes we anticipate. Factors that could cause actual results to differ materially from the results we anticipate, include, but are not limited to, the following: adverse changes or delays in U.S. government spending for programs we support due to cost cutting and efficiency initiatives and other efforts to reduce federal government spending generally, uncertainty regarding the timing and nature of government action to complete the budget process and otherwise address budgetary constraints, sequestration, or other factors; failure to compete effectively for new contract awards or to retain existing U.S. government contracts; failure to obtain option awards, task orders or funding under contracts; delays in the competitive bidding process caused by competitors’ protests of contract awards received by us; adverse changes in our mix of contract types; renegotiation, modification or termination of our contracts, or failure to perform in conformity with contract terms or our expectations; failure to realize the full amount of our backlog or adverse changes in the timing of receipt of revenues under contracts included in backlog; failure to maintain strong relationships with other contractors; failure to successfully identify and execute future acquisitions; failure to successfully integrate recently acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; adverse changes in business conditions that may cause our investments in recorded goodwill to become impaired; non-compliance with, or adverse changes in, complex U.S. government procurement laws and regulations; adverse results of U.S. government audits or other investigations of our government contracts; adverse changes in our financing arrangements, such as increases in interest rates and restrictions imposed by our outstanding indebtedness, including the ability to meet financial covenants, or inability to obtain new or additional financing; and disruption of our business resulting from internal systems or service failures or breaches in customer systems, including as a result of cyber or other security threats. These and other risk factors are more fully discussed in the section entitled “Risks Factors” in ManTech’s Annual Report on Form 10-K previously filed with the Securities and Exchange Commission on Feb. 24, 2012, Item 1A of Part II of our Quarterly Reports on Form 10-Q, and, from time to time, in ManTech’s other filings with the Securities and Exchange Commission.

The forward-looking statements included herein are only made as of the date of this press release, and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

MANTECH INTERNATIONAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Share Amounts)

	December 31,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$134,896	$114,483
Receivables—net	548,309	540,468
Contractual inventory	34,762	—
Prepaid expenses and other	27,185	33,115

Total Current Assets	745,152	688,066

Property and equipment—net	28,588	47,435
Goodwill	861,912	808,455
Other intangibles—net	167,910	177,764
Employee supplemental savings plan assets	27,352	25,026
Other assets	10,995	13,460

TOTAL ASSETS	$1,841,909	$1,760,206

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$315,582	$280,277
Accrued salaries and related expenses	52,364	72,467
Billings in excess of revenue earned	15,031	34,956
Deferred income taxes—current	4,266	—

Total Current Liabilities	387,243	387,700

Long-term debt	200,000	200,000
Accrued retirement	29,390	26,155
Other long-term liabilities	9,403	7,871
Deferred income taxes—non-current	50,645	49,223

TOTAL LIABILITIES	676,681	670,949

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock, Class A—$0.01 par value; 150,000,000 shares authorized; 24,093,832 and 23,882,331 shares issued at December 31, 2012 and 2011; 23,849,719 and 23,638,218 shares outstanding at December 31, 2012 and 2011	241	239
Common stock, Class B—$0.01 par value; 50,000,000 shares authorized; 13,192,845 and 13,192,845 shares issued and outstanding at December 31, 2012 and 2011	132	132
Additional paid-in capital	417,917	406,083
Treasury stock, 244,113 and 244,113 shares at cost at December 31, 2012 and 2011	(9,158)	(9,158)
Retained earnings	756,241	692,272
Accumulated other comprehensive loss	(145)	(311)

TOTAL STOCKHOLDERS’ EQUITY	1,165,228	1,089,257

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,841,909	$1,760,206

MANTECH INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands Except Per Share Amounts)

	(unaudited)
	Three months ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
REVENUES	$621,821	$681,838	$2,582,295	$2,869,982
Cost of services	535,424	580,084	2,213,894	2,453,679
General and administrative expenses	48,743	47,931	197,413	188,949

OPERATING INCOME	37,654	53,823	170,988	227,354
Interest expense	(4,038)	(3,985)	(16,304)	(15,791)
Interest income	87	102	344	332
Other income (expense), net	5	(289)	(74)	3,607

INCOME FROM OPERATIONS BEFORE INCOME TAXES	33,708	49,651	154,954	215,502
Provision for income taxes	(13,503)	(19,176)	(59,935)	(82,196)

NET INCOME	$20,205	$30,475	$95,019	$133,306

BASIC EARNINGS PER SHARE:
Class A basic earnings per share	$0.55	$0.83	$2.57	$3.64

Weighted average common shares outstanding	23,808	23,578	23,727	23,415

Class B basic earnings per share	$0.55	$0.83	$2.57	$3.64

Weighted average common shares outstanding	13,193	13,193	13,193	13,233

DILUTED EARNINGS PER SHARE:
Class A diluted earnings per share	$0.55	$0.83	$2.57	$3.63

Weighted average common shares outstanding	23,842	23,643	23,768	23,530

Class B diluted earnings per share	$0.55	$0.83	$2.57	$3.63

Weighted average common shares outstanding	13,193	13,193	13,193	13,233

MANTECH INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Year Ended December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$95,019	$133,306
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	8,142	9,170
Excess tax benefits from the exercise of stock options	(46)	(351)
Deferred income taxes	17,539	(3,259)
Depreciation and amortization	52,742	55,189
Gain on sale of investments	—	(3,745)
Change in assets and liabilities—net of effects from acquired businesses:
Receivables-net	(1,081)	6,131
Contractual inventory	(34,762)	—
Prepaid expenses and other	(4,416)	(5,179)
Accounts payable and accrued expenses	28,187	(1,907)
Accrued salaries and related expenses	(22,053)	5,261
Billings in excess of revenue earned	(20,456)	23,846
Accrued retirement	3,235	366
Other	4,208	2,527

Net cash flow from operating activities	126,258	221,355

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses, net of cash acquired	(63,093)	(109,043)
Purchases of property and equipment	(11,718)	(54,460)
Investment in capitalized software for internal use	(3,182)	(5,227)
Proceeds from disposition of a business	1,799	—
Proceeds from sale of investment	185	3,255

Net cash flow from investing activities	(76,009)	(165,475)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(31,029)	(30,846)
Proceeds from exercise of stock options	1,147	8,186
Excess tax benefits from the exercise of stock options	46	351
Debt issuance costs	—	(3,873)
Treasury stock acquired	—	(44)

Net cash flow from financing activities	(29,836)	(26,226)

NET CHANGE IN CASH AND CASH EQUIVALENTS	20,413	29,654
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	114,483	84,829

CASH AND CASH EQUIVALENTS, END OF PERIOD	$134,896	$114,483

ManTech International Corporation

Stuart Davis, (703) 218-8269

stuart.davis@mantech.com

ManTech-F